2011 FEDERAL HOME LOAN BANK OF INDIANAPOLIS
EXECUTIVE INCENTIVE COMPENSATION PLAN (STI)
Approved by Board of Directors January 20, 2011

MISSION GOALS	WEIGHTED VALUE Bank CRM		MINIMUM THRESHOLD	2011 TARGET	MAXIMUM
PROFITABILITY

Potential Dividend over our Cost of Funds(1)	35%	15%	50 B.P.	100 B.P.	250 B.P.

ADVANCES

Member Advance Growth(2)	10%	5%	0%	2.8%	4%

New Member Recruitment(3)	5%	5%	6 members	8 members	16 members

Public Unit Deposit Letters of Credit - Members Using(4)	5%	5%	$100 M	$250 M	$950 M

MORTGAGE PURCHASE PROGRAM

MPP Production(5)	5%	2.5%	$238 M	$325 M	$750 M

MPP Balance(6)	5%	2.5%	$6.7 B	$7.0 B	$7.4 B

New or Reactivated Traders(7)	5%	5%	5 members	7 members	10 members

COMMUNITY INVESTMENT

CIP Advances and Letters of Credit Originated(8)	10%	5%	$25 M	$50 M	$75 M

MISSION GOALS	WEIGHTED VALUE Bank CRM	MINIMUM THRESHOLD	2011 TARGET	MAXIMUM

INFORMATION TECHNOLOGY(9)	5%	5%	2 goals	3 goals	4 goals

CORPORATE RISK MANAGEMENT
Economic Value “Added Percentage” for Bank Stock(10)	5%	5%	0	Average greater than 0 and not all quarters positive	Average greater than 0 and all quarters positive
CRM Memo and Annual Risk Assessment(11)	1%	10%	2 memos + 1RA	4 memos + 1RA	5 memos + 1RA
CRM Reports, ORM Reports and IS Reports(11)	1%	10%	8 CRM reports, 2 ORM reports, and 1 IS report	10 CRM reports, 3 ORM reports, and 2 IS reports	12 CRM reports, 4 ORM reports, and 3 IS reports
Special Risk Assessments, Risk Analysis or Risk Process Improvements(12)	3%	15%	2	3	4
CRM Proficiency and Efficiency in Reporting (13)	5%	10%	Met Expectations for CRM Reporting/ Monitoring	Fully Proficient	Fully Proficient and Efficient

2011 FEDERAL HOME LOAN BANK OF INDIANAPOLIS
EXECUTIVE INCENTIVE COMPENSATION PLAN

Definitions:

(1)
Potential Dividend is defined as adjusted net income as a percentage of average total capital stock. Adjusted net income is adjusted (i) for the effects of current and prior period prepayments and debt extinguishments, (ii) to exclude mark to market adjustments and other effects from SFAS 133, (iii) and to exclude the effects from SFAS 150. Assumes no material change in investment authority under FHFA's FMP, regulation, policy, or law.

(2)
Member advances are calculated as the growth in the average daily balance of advances outstanding to member outstanding balance of advances to members. Average daily balances are used instead of point-in-time balances to eliminate activity that may occur at the member level and to reward for the benefit of the income earned on advances while outstanding. In all scenarios, to achieve target under the base strategic plan forecast (Board approved Nov. 2010), the average growth assumes that advances grow in a steady state beginning January 1, 2011. If a member becomes a non-member due to merger or receivership, the advances outstanding will still count toward the goal.

(3)
New members are institutions that have a minimum of $50 million in assets (as of December 31, 2011), are not a member of the Bank on December 31, 2010, and in 2011 join the Bank and buy its required stock.

(4)
Four quarter average of total outstanding PUDLs issued to the Indiana Board for Depositories to support public unit deposits, assuming the collateral requirement is effective February 15, 2011. If Indiana changes the law or implementation, this goal will be re-visited with Board mid-year.

(5)
Mortgage Purchase Program production will be the amount of all conventional MDCs traded in 2011. Assumes no capital requirement for MPP. It also assumes no material change in MPP authority under FHFA's FMP, regulation, policy, or law. When calculating achievement between the minimum threshold and the performance maximum, no single member can account for more than 25% of conventional production. FHA production will not be counted in the numerator when doing this calculation.

(6)	Ending principal balance of all outstanding MPP loans as of December 31, 2011.

(7)	Members that have never traded or not traded with MPP within the previous 12 months of their 2011 trade would qualify to count toward the goal.

(8)
Newly-originated Community Investment Cash Advances, including CIP, HomeRetain and other qualifying advances and CIP qualified letters of credit (excluding public unit deposit LCs), provided in support of targeted projects as defined in 12 CFR Part 952 and the FHLBank Act.

(9)	Information Technology goals:

•	Complete Business Process Map work stream to support Core Banking System (“CBS”) Requirements and Design efforts in 2011.

•	Complete Down Stream Data requirements work stream to support CBS Requirements and Design efforts in 2011.

•	Implement Automated Regression Testing Tools in 2011 to support CBS.

•	Complete Requirements and Design documentation for CBS Phase I in 2011.

(10)	“Value Added %” for Bank stock. Use Average Value Added % for 2011 (calculated as average of 4 quarters)
Average Value Added %   >  0    (=> Maximum) EVE/PVCS:  is calculated as a ratio = (Economic Value of Equity) / (Par Value of Capital Stock)
Value Added %  =  (EVE/PVCS)currentQ    minus  (EVE/PVCS)prevQ   plus  Dividends paid in Qtr as a % of PVCSprevQ

(11)	As per the Board meeting schedule, provide the Board the Corporate Risk Management (“CRM”) memo and present the Annual Risk Assessment Report.

(12)	#: CRO will propose and CEO will evaluate whether to categorize these as special and whether work product was acceptable to count toward this goal.

(13)
CEO evaluated. This will be based on evaluation of efficiency and responsiveness regarding the level of CRM reporting and assessment services provided to the Bank, taking into account CRM officer's project deliverables, and both risk and return for its activities. Efficiency is broader than just meeting budget expectations for CRM division and entails exhibiting executive vision and creating/maintaining a high level of cooperation and professionalism with all operating areas of the Bank, while providing beneficial insight into material risks. The Board will determine the goal achievement for the CEO.

Plan Terms:

The Board of Directors finds that this incentive compensation balance between modest profit incentives and product origination, in combination with a three-year long term incentive compensation plan having equivalent goals, is reasonable and total executive compensation is supported by market comparables. Since 1989, the Bank has provided incentive compensation based on this balanced deliverable of modest profitability to reward shareholder investment and to encourage product usage. This balance is consistent with sound risk management and preservation of the Bank's par value of capital stock. The Board finds that payments under this Plan are consistent with the principles of Federal Housing Finance Agency Advisory Bulletin 2009-AB-09 (October 27, 2009) and the Board's objective of meeting annual and long-term financial performance objectives without taking undue risks.

By resolution the Board of Directors may reduce or eliminate a payout that is otherwise earned under this Plan but not yet paid, if the Board finds that a serious, material safety-soundness problem, a serious, material risk management deficiency exists at the Bank or if: (i) operational errors or omissions result in material revisions to the financial results, information submitted to the FHFA, or data used to determine incentive payouts; (ii) submission of material information to the SEC, Office of Finance, and/or FHFA is significantly past due, or (iii) the Bank fails to make sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring, and other supervisory findings.

For performance results less than the stated threshold, there is no payout for that particular goal. For performance results equal to or greater than the stated threshold and less than the target, the respective payout will be the threshold achievement percentage plus the interpolated percentage between the threshold and the respective target for that particular goal. For performance results equal to or greater than the stated target, the respective payout will be the target achievement percentage plus the interpolated percentage between the target and the respective maximum for that particular goal.

The Board of Directors may amend this plan at any time during or after the plan year for any reason, including without limitation, emergency or any unanticipated market conditions outside of management's control. To be eligible to receive a payment under the plan, the employee must be actively employed on the date of payment, or be on an approved leave of absence, including FMLA leave. For new hires added to the plan during the plan year, their payout shall be pro-rated based on the months worked at the Bank. Employees hired after October 1 of the plan year are not eligible for the short-term incentive compensation plan, unless otherwise provided by the Board. In the event a participant terminates employment during the plan year, he or she will not be eligible to receive incentive payments under the plan, unless the employee terminates because of death or disability. In these cases or where the Board otherwise determines the incentive payment is appropriate, the payment shall be made on a pro-rata monthly basis earned through the date of termination assuming fully meets job performance record up to the date of termination.

The plan in its entirety is discretionary and may be discontinued by the Board of Directors at any time. It is not intended to create any vested rights to employees or their beneficiaries. This plan shall not be considered a contract and nothing in the plan shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future earnings. This plan shall not, in any manner, limit the Bank's right to reduce or terminate compensation and/or employment at its will, with or without cause.

For 2011, participation is as follows:

	Short-Term Incentive Plan
Eligible Participants**	Threshold*	Target*	Maximum*
President-CEO	30%	50%	70%
Executive Vice Presidents and Senior Vice Presidents	20%	30%	40%
First Vice Presidents	20%	25%	30%

The percentage is measured against the employee's stated annual base salary for the plan year.
*Note for short-term incentive planning purposes, the Threshold performance benchmark for overall salary and benefits administration should over a ten year horizon be achieved approximately ten percent (10%) of the time. For quantifiable objectives, the Target is based generally on budget forecast objectives, plus a five percent (5%) stretch, and ordinarily should be achieved. The Maximum represents truly exceptional performance (e.g., budget +15%) accomplished approximately ten percent (10%) of the time.
**This plan excludes the Internal Audit staff, including the director.

Compensation paid to employees under the plan will be paid to employees no later than March 15th of the year immediately following the year in which the compensation is earned, and is not intended to be deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and/or any Regulations adopted thereunder. Compensation will be paid upon approval by the Board and after review of the calculations by the external auditor.